Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864.281.6976

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

Fluor Finalizes Acquisition of Netherlands-Based Stork

IRVING, Texas (March 1, 2016) — Fluor Corporation (NYSE: FLR) announced today that the company closed its acquisition of Stork Holding B.V. Fluor announced in early December 2015 that the company had agreed to purchase 100 percent of Stork’s shares from UK-based private equity firm Arle Capital Partners.

“I welcome our 15,000 new colleagues from Stork and we are excited to have them join the Fluor family,” said David Seaton, chairman and CEO of Fluor. “Fluor’s most important asset is its people, and we are fortunate to have found in Stork a company that shares the same values, pride and global heritage as we do.”

Stork is a global provider of maintenance, modification and asset integrity services associated with large existing industrial facilities in the oil and gas, chemicals, petrochemicals, and power markets. Founded in 1827, Stork has long-term relationships with a diverse range of customers. It has operations in Continental Europe, the United Kingdom, the Middle East, Asia-Pacific and the Americas.

Stork’s business model is primarily based on ongoing operating budgets that are less impacted by capital spending plans and volatile commodity prices. The addition of Stork’s capabilities to the Fluor portfolio will help meet customers’ needs throughout the full lifecycle of an operating plant.

Stork, along with Fluor’s current Operations & Maintenance organization, will be led by Stork CEO Arnold Steenbakker and reported financially under the Global Services business segment.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served clients by delivering innovative and integrated solutions for our clients in the energy, chemicals, government, industrial, infrastructure, mining and metals, and power market sectors. With headquarters in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has 59,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

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